Schedule 14A Information

Proxy Statement Pursuant to Section 14(A) of the Securities Exchange Act of 1934
(Amendment No. __)

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Filed by a Party other than the Registrant	☐

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☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material under Section 240.14a-12

TIFF INVESTMENT PROGRAM

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Dear [Recipient],

Thank you for speaking with me [earlier today]. Per your request, I am following with a summary of our conversation around the upcoming TIFF reorganization.

•	TIFF has been around for 30 years, and we are seeking to change our organizational structure to help TIFF continue to thrive in upcoming years.

•	TAS management will convert TAS from a Delaware non-stock corporation to an employee-owned public benefit limited liability company.

•	Our reorganization will enable employees to have equity in the firm similar to almost all other OCIO firms. It will strengthen and reinforce the commitment of senior personnel to the firm and our clients’ success. The reorganization also strengthens the commitment to our mission to serve non-profits and to give back to our clients and communities.

•	The reorganization requires a number of steps including corporate filings and client communications, and a proxy for MAF since it is a registered mutual fund.

•	MAF members will be asked in the proxy to vote on a new advisory agreement with TAS LLC.

•	We anticipate the transaction to close in late Q3 or early Q4.

•	Our board, senior management and staff are excited about this change.

•	The TIP Board (of MAF) is composed of independent trustees, and they will not change as a result of the reorganization.

•	TAS’ current Board will remain but as an Advisory Board, but without day-to-day oversight responsibilities. We will continue to access the Advisory Board’s insights around investment strategy.

•	As an employee-owned company, after the reorganization the TAS operating company board will be comprised of employee shareholders. At closing, those Board members will be elected, and we expect the Board to consist of three to four of TIFF’s leaders.

As I mentioned, TIFF will be sending a formal communication in the coming weeks that details the transaction and any actions that are required by your organization.

We appreciate your trust in TIFF and look forward to continuing to help you fulfill your mission.

For MAF members, you will receive a proxy statement requesting your vote on the new advisory agreement with TAS LLC. MAF members should read the proxy statement when it is available because it contains important information about the new advisory agreement with TAS LLC and the reorganization. MAF members can get the proxy statement, and any other relevant documents, for free at the SEC’s website (www.sec.gov). The proxy statement will be available for free from TAS and will be mailed to members in early July.

For non-MAF members, you will receive a letter with more information about the reorganization in early July.